Exhibit 99.1

Simplicity Esports and Gaming Company Takes Over Management of Top Brazilian League of Legends® Team Flamengo Esports and Signs Licensing Deal with Flamengo Soccer Club

Boca Raton, Florida, — January 22, 2020 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports” or the “Company”), an established brand within the esports industry, operator of esports gaming centers, and owner of multiple esports teams, announced today that it has reached an agreement with Clube de Regatas do Flamengo to take over management of Flamengo Esports.

Flamengo Esports was established in 2017 as the esports division of Clube de Regatas do Flamengo, a successful Brazilian sports organization, known for its world-famous soccer team. Flamengo Esports’ League of Legends® team won the CBLoL Championship in September 2019 and competed at the 2019 League of Legends® World Championship in Europe as one of 24 teams from 13 different regions around the world.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG®, Gears of War®, Overwatch®, League of Legends®, Smite®, and various EA Sports® titles. Additionally, Simplicity Esports operates Esports Gaming Centers that provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience.

Apex Legends®, PUBG®, Gears of War®, Overwatch®, League of Legends®, Smite® and EA Sports® are registered trademarks of their respective owners.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2019, as amended or updated from time to time. Copies are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Roman Franklin

Roman@SimplicityEsports.com

561-819-8586

Investor Relations Contact:

PCG Advisory

Jeff Ramson

jramson@pcgadvisory.com